EXHIBIT 4.12

LETTER OF INTENT BETWEEN THE COMPANY AND
VICTOR MARCIAL GARCIA GARCIA AND ELVIRA CARMEN MARIA AGOIS BARBIER,
DATED OCTOBER 25, 2007

___________________
A GROSSO GROUP MEMBER COMPANY

October  25, 2007

Mr. Marcial Garcia
Av. La Floresta 431,
Chacarilla, Surco
Lima 33, Peru

Re: Letter Agreement, Loma Colorada Project

Further to our conversations on the above subject, this letter agreement (“Agreement”) sets out the understanding between Amera Resources Corporation (“AMERA”) on behalf of its Peruvian subsidiary Recursos de Los Andes S.A.C. and you (“Garcia”) as owner of the Loma Colorada project (hereinafter the “Project), whereby AMERA will have an option to acquire a 100% undivided interest in the “Loma Colorada” concessions located in  Ancash, Peru.  The concessions and area of land comprised by the concessions are as described in Schedule “A” (includes title numbers, map and coordinates).

This Agreement, binding and effective as of October 25, 2007 (“Effective Date”), shall serve as the basis for the preparation of a more definitive agreement in accordance with Peruvian laws (the “Definitive Agreement”). The Definitive Agreement will be prepared and signed on or before November 30, 2007.

In consideration of the premises and mutual covenants hereinafter set out and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AMERA and Garcia agree as follows:

1) AMERA Representations and Warranties:

1)	AMERA represents and warrants that as of the Execution Date of this Agreement:

a)	It is a company, duly incorporated under the laws of British Columbia, Canada, and it is duly organized and validly subsisting under such laws;

b)
it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder;

c)
it has duly obtained all corporate authorizations for the execution, delivery and performance of this Agreement and such execution, delivery and performance and the consummation of the transactions herein contemplated will not contravene any existing laws and will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating documents or any shareholders' or directors' resolution or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound.

2) Garcia Representations and Warranties:

Garcia represents and warrants to AMERA that:

a)	The Project and the concessions are properly and accurately described in Schedule “A”;

b)	is the 100% owner of the Project and respective concessions,

c)
the concessions of the Project are duly registered with the Peruvian Registry of Mines and correspondent authorities, are in good standing, are held free and clear of all liens, security interests, encumbrances and other interests and, there are no agreements, adverse interests or options to acquire or purchase the concessions, or any portion thereof, and no other person has any proprietary or possessory interest in the concessions, nor is entitled to any royalty, in respect to any mineral products removed from the Project;

d)
there are no outstanding work orders or actions required to be taken relating to environmental matters, including rehabilitation or reclamation, in respect to the Project or any operations thereon and it has no knowledge of any environmental issues affecting the Project.

3) Option

Garcia hereby grants to AMERA the irrevocable right and option to acquire an initial 100% interest in the Project (the “Option”) by incurring exploration expenditures on the Project in accordance with the following schedule:

a) USD$100,000 on or before the first anniversary of the Effective Date, such expenditures being a firm commitment..

b) USD$300,000 on or before the second anniversary of the Effective Date.

c) USD$1,000,000 on or before the third anniversary of the Effective Date.

AMERA will pay to Garcia the following amounts in accordance with the schedule below:

A)
On or before the first anniversary of the Effective Date AMERA will pay to Garcia a total of USD$90,000 as follows: USD$30,000 on signing of the Definitive Agreement, USD$30,000 on completion of the road construction and trenching program; and USD$30,000 on receipt of a report of results of the geophysics program. If the Definitive Agreement has not been signed, the road construction has not been completed, and/or the report of results of the geophysics program have not been delivered to AMERA before the first anniversary, then any outstanding amounts from the first year payment of USD$90,000 will be due and payable on the first anniversary date.

B)	At the beginning of the second anniversary of the Effective Date USD$200,000.

C)	At the beginning of the third anniversary of the Effective Date USD$200,000.

On or before the fourth anniversary of the Effective Date AMERA will have the right to elect between (i) exercising its Option to acquire a 100% interest in the Project in exchange for a payment of $2,500,000 to Garcia and 1% NSR, or (ii) alternatively, to continue with the Option for an additional 12-month period in exchange for a payment of US $400,000 to Garcia and a minimum exploration expenditure commitment of US $3,000,000.

Before the fifth anniversary of the Effective Date, AMERA will have the option to elect to continue with the Option for up to a final 12-month period (i.e. until the end of the fifth year) in exchange for a payment to Garcia of $200,000 and the funding of a complete pre-feasibility study.

At the end of the fifth year, if AMERA exercises its Option, it will acquire a 100% interest in Loma Colorada in exchange for a final payment of $5,000,000 to Garcia and 2% NSR retained by Garcia. AMERA will have the right, at its sole discretion, to purchase each 1% NSR for USD$1,000,000.

However, if AMERA decides not to exercise its Option then the Option will be terminated and (i) AMERA will be obliged to transfer to Garcia all the geophysics, geological, engineering and pre-feasibility studies etc. conducted in respect to the Project and (ii) Garcia will have no obligation to refund any of the investments made by AMERA in the context of the Option.

4) After the first anniversary of the Effective Date, AMERA may terminate this Letter Agreement at any time upon sixty (60) days written notice, without any further obligation to Garcia, including any further expenditures under section 3 other than the Commitment of section 3(a) and AMERA shall have no further rights to the Project.

5) Each of the Parties to this Letter Agreement shall take all such further steps and execute all such further and other documentation as may be necessary or desirable in order to more fully give effect to the provisions of this Letter Agreement.

6) In the event of any dispute or difference arising between the Parties in respect of the subject matter, the interpretation, or the effect of this Letter Agreement, the Parties shall use their best endeavours to settle successfully such dispute, question or difference.  To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach an equitable solution satisfactory to all Parties.  If the Parties do not reach a solution within a period of thirty days, then upon thirty days written notice by either Party to the other, the dispute, claim, question or difference shall be finally settled by arbitration in Vancouver, B.C. in accordance with the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with such Rules.

7) Any notice, direction or other instrument required or permitted to be given under this Letter Agreement will be addressed as follows:

If to Garcia at: V. Marcial Garcia

Av. La Floresta #431

Chacarilla, Surco

Lima 33, Perú

Tel: (51-1) 372-2525
                       Fax: (51-1) 372-0989

If to AMERA, at:

Amera Resources Corporation
Suite 709, 837 W. Hastings Street,
Vancouver, British Columbia
V6C 3N6

Attention:       Nikolaos Cacos, President
Tel:                  (604) 687-1828
Fax:                 (604) 687-1858

8) Unless otherwise expressly stated, all references to dollars are in United States currency.

9) This Agreement shall be governed by and construed in accordance with the laws of British Columbia.

Should the above terms and conditions be acceptable to you, please signify so by signing below and returning the fully executed enclosed copy to us, whereupon this Letter Agreement shall be binding. AMERA shall arrange for a more formal agreement to be prepared on the basis of the terms and conditions set out in this Letter Agreement.

Yours truly,

AMERA RESOURCES CORPORATION

/s/ Nikolaos Cacos
Per:

_______________________________
Per:

The undersigned, Marcial Garcia, hereby agree to the above as written as of the   25     day of October 2007:

/s/ Marcial Garcia
Marcial Garcia

D.N.I. 06293650